EXHIBIT 99.1
SOUTHFIRST BANCSHARES, INC.
EARNINGS RELEASE
For Immediate Release
SOUTHFIRST BANCSHARES, INC. REPORTS EARNINGS FOR THE THREE MONTHS ENDED JUNE 30, 2005
August 11, 2005, Sylacauga, Alabama (AMEX Symbol: “SZB”). SouthFirst Bancshares, Inc. (the “Company “), today announced net income of $257,062 for the three months ended June 30, 2005, representing an increase of $267,504, when compared to the same period during fiscal year 2004. Further, basic earnings per weighted average common share, based on 709,006 shares outstanding for the three-month period ended June 30, 2005, and 709,070 shares outstanding for the three-month period ended June 30, 2004, was $0.36 and $(0.01), respectively.
Sandra H. Stephens, CEO, commented that “the increase in our three-month earnings is primarily the result of a significant decrease in non-interest expense for the period ending June 30, 2005.” Ms. Stephens further stated, “Non-interest expense decreased $396,603, or 20.6%, for the three month period ended June 30, 2005, as compared to the same period in fiscal 2004. The changes in non-interest expense are primarily attributable to a decrease in compensation and benefits of approximately $386,053 as a result of the re-structuring of SouthFirst Mortgage and certain other areas within the company.”
Ms. Stephens additionally commented that “the net interest income, after the provision for loan losses for the nine month period ended June 30, 2005, increased $1,202,969, or 60.5%. This increase is attributable primarily to a reduction in the provision for loan losses of $1,168,382. The current year to date provision is $76,576. Management feels that the Loan Loss Allowance is at an appropriate level based on continuing reviews of asset quality.”
In addition, Ms. Stephens stated that “the Company, as previously announced, declared a regular dividend of $0.10 per share for our fiscal quarter ended June 30, 2005. This dividend is payable on August 22, 2005, to shareholders of record on August 7, 2005. This is the forty-third consecutive quarterly dividend to be declared by the Company since the consummation, on February 13, 1995, of the Company’s initial public offering of shares of its common stock.”
SouthFirst Bancshares, Inc. is a thrift holding company that owns all of the outstanding shares of stock of First Federal of the South, formerly known as First Federal Savings and Loan Association of Sylacauga.
Please contact Sandra H. Stephens, Chief Executive Officer, at (256) 245-4365, with any questions or requests for additional information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results for 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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